SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549




                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934





        Date of Report (Date of earliest event reported):  APRIL 21, 1997
                                                           ---------------


                            CREDIT DEPOT CORPORATION
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)



         DELAWARE                           0-19420              58-1909265
----------------------------       ------------------------     -------------
(STATE OR OTHER JURISDICTION       (COMMISSION FILE NUMBER)     (IRS EMPLOYER
         OF INCORPORATION)                                       IDENTIFICATION
                                                                 NUMBER)


 700 WACHOVIA CENTER, GAINESVILLE, GEORGIA                       30501
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(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                       (ZIP CODE)



Registrant's telephone number, including area code   (770) 531-9927
                                                     ----------------


          -------------------------------------------------------------
          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 5.  OTHER ITEMS.
         -----------

              Credit Depot Corporation (the "Company") has closed on $1,674,000 of a private placement of 1,674,000 Units, each Unit consisting of one hundred shares of Series B 11% Convertible Redeemable Preferred Stock of the Company, convertible into Common Stock of the Company at $2.50 per share and 4,000 Common Stock Purchase Warrants of the Company, exercisable at $2.50 per share. The first closing was held on April 21, 1997. The net proceeds from the private placement are $1,497,798.27 to date.

              The Company recently completed the acquisition of substantially all of the assets of Cash Back Mortgage Corporation ("Cash Back"), a mortgage broker and lender located in Cleveland, Ohio and licensed in several states. Under the terms of the agreement, Credit Depot issued to Cash Back 150,000 shares of Common Stock at the closing and 600,000 shares of Common Stock have been deposited in escrow. Cash Back will be entitled to the release of all or a portion of such shares of Common Stock from escrow, as well as additional shares of Common Stock, based on future earnings of Cash Back. The Company also agreed to advance up to $500,000 to the acquired company to fund accrued liabilities and working capital.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   May 2, 1997                      CREDIT DEPOT CORPORATION


                                          By:   /S/  GERALD F. SULLIVAN
                                             --------------------------------
                                                Gerald F. Sullivan, President













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